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Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SYNGENCE CORPORATION
(formerly Krona Acquisition Corporation)

        Syngence Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"), does hereby certify that:

        FIRST: The name of the Corporation is Syngence Corporation and the Corporation was originally incorporated on February 27, 2007, pursuant to the General Corporation Law, under the name Krona Acquisition Corporation.

        SECOND: The following Amended and Restated Certificate of Incorporation was approved by the Board of Directors and the holders of a majority of the outstanding stock of the Corporation by written consent effective as of May 24, 2007, and was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law:

        NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

ARTICLE I

        The name of the Corporation is Syngence Corporation

ARTICLE II

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Law.

ARTICLE III

        A.    The Corporation is authorized to issue a total of 20,000,000 shares of two classes of stock: 19,000,000 shares of Common Stock ($.00001 par value) and 1,000,000 shares of Preferred Stock ($0.0001 par value).

        B.    Holders of Common Stock are entitled to one vote per share on any matter submitted to the stockholders. On dissolution of the Corporation, after any preferential amount with respect to the Preferred and any other class or series of Preferred Stock has been paid or set aside, the holders of Common Stock and the holders of any series of Preferred Stock entitled to participate in such distribution of assets are entitled to receive the net assets of the Corporation.

        C.    The Board of Directors is authorized, subject to limitations prescribed by the Law, and by the provisions of this Article, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and to determine the designations, relative rights, preferences and limitations of the shares of each series. The authority of the Board of Directors with respect to each series includes determination of the following:

          (1)   The number of shares in and the distinguishing designation of that series;

          (2)   Whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the Law;

          (3)   Whether shares of that series shall be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;

          (4)   Whether shares of that series shall be redeemable and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;

          (5)   The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;

          (6)   The rights of shares of that series in the event of voluntary or involuntary dissolution of the Corporation and the rights of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and

          (7)   Any other rights, preferences and limitations of that series that are permitted by law.

ARTICLE IV

        No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for conduct as a director, provided that this Article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Law. No amendment to the Law that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.

ARTICLE V

        The Corporation shall indemnify any current or former director or officer and may indemnify any current or former employee or agent of the Corporation to the fullest extent not prohibited by law, who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director or officer and may pay for or reimburse the reasonable expenses incurred by any such current or former employee or agent, in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person's good faith belief that the person is entitled to indemnification under this Article and (ii) the person's agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this Article.

        No amendment to this Article that limits the Corporation's obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person. This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders or other document or arrangement.

ARTICLE VI

        Pursuant to Section 109 of the Law, the Board of Directors is authorized to the maximum extent permitted under the Law to adopt, amend or repeal from time to time any or all of the bylaws of the Corporation.

ARTICLE VII

        The directors of the Corporation shall be divided into three classes, to be known as Class I, Class II and Class III. The number of directorships of each class shall be as nearly equal as possible. The initial term of office of each Class I director shall expire at the annual meeting of the stockholders of the Corporation held in 2008; the initial term of office of each Class II director shall expire at the annual meeting of the stockholders of the Corporation held in 2009; the initial term of office of each Class III director shall expire at the annual meeting of the stockholders of the Corporation held in 2010. Except as provided above with respect to the initial terms of directors of the Corporation, and except that directors appointed to fill any vacancy or newly created directorship shall hold office until the next election of the class for which such director has been chosen, directors shall hold office until the annual meeting of the stockholders of the Corporation for the year three years after the year of their election and until their successors have been elected and qualified.

ARTICLE VIII

        The street address and the mailing address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801 and the name of its registered agent at that address is the Corporation Trust Company.

        This Amended and Restated Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation on May 22, 2007.

/s/ GEORGE NOGA George Noga

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  Exhibit 3.1